To:	All Media
Date:	April 20, 2010

Arrow Reports Strong First Quarter Operating Results and Solid Asset Quality Ratios

Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the quarter ended March 31, 2010.  Net income for the first quarter of 2010 was $5.4 million, representing diluted earnings per share (EPS) of $.49. As we previously reported, included in our 2009 first quarter results was a net gain of $1.63 million, or $.15 per share, net of tax, recognized on the sale of our merchant bank card processing line of business to TransFirst LLC. Excluding this transaction, adjusted net income for the first quarter of 2009 was $5.1 million, representing adjusted diluted EPS of $.46 for the first quarter of 2009. As a result, adjusted EPS increased $.03 per share or 6.5% from 2009 to the comparable 2010 results. Return on average equity (ROE) for the 2010 quarter continued to be very strong at 15.25%, although down slightly from the adjusted ROE of 15.94% for the quarter ended March 31, 2009. The adjusted net income, adjusted EPS and adjusted ROE measures for 2009 are non-GAAP financial measures. We have provided a reconciliation of these non-GAAP measures to the GAAP net income for the 2009 first quarter of $6.7 million, diluted EPS of $.61 and ROE of 21.09% as required under Regulation G in the table on page 6 of this press release. The cash dividend paid to shareholders in the first quarter of 2010 was $.25, or 4.2% higher than the $.24 paid in 2009. All per share amounts have been adjusted to reflect the effect of the 3% stock dividend we distributed on September 29, 2009.

Thomas L. Hoy, Chairman, President and CEO stated, “We are pleased to report continued strong operating earnings which, adjusted to exclude the effect of the significant net gain recognized on the sale of the merchant bank card processing line of business in 2009, reflect a very favorable comparison with last year’s first quarter results. This performance was led by a substantial increase in net interest income, resulting from an increase in the average level of earning assets but partially offset by a narrowing of net interest margin. Furthermore, our asset quality remained strong at quarter-end, as measured by an 18.7% decline in the level of nonperforming assets and annualized net loan losses represented only .08% for the quarter just ended.”

Average assets grew to $1.844 billion in the first quarter of 2010 versus $1.681 billion for the same quarter last year, an increase of 9.7%.  The growth in average assets was focused primarily in our investment securities portfolios where the average balances for the first quarter of 2010 were $139.7 million higher than the average for last year’s quarter.  In the loan portfolio, average loans increased to $1.112 billion for the first quarter of 2010 from $1.104 billion in the 2009 first quarter, up 0.7%.  Our net interest margin for the first quarter of 2010 was 3.81%, down from 3.90% for the 2009 first quarter, but up from 3.68% for the last quarter of 2009.  The increase in margin from the immediately preceding quarter was primarily due to declining rates on our interest-bearing non-maturity deposit products and maturing time deposits that were renewed at lower interest rates. The impact of these two factors more than offset the decreasing yields on our loan portfolio.

Total assets at March 31, 2010 reached a record high of $1.861 billion, up $148.6 million, or 8.7%, over the March 31, 2009 balance of $1.713 billion.  Deposit balances at March 31, 2010 reached a record $1.470 billion, representing an increase of $145.9 million, or 11.0%, from the March 31, 2009 level of $1.324 billion.  Loan balances outstanding were $1.121 billion at March 31, 2010, representing an increase of $22.3 million, or 2.0%, from the balance at March 31, 2009.

Although business loan demand remains soft due to the recession, we continue to lend to credit qualified businesses within our market area.  Demand for residential financings has remained strong during the first quarter of 2010 and we originated $19.9 million of residential mortgages, an increase of $3.9 million from the first quarter 2009 originations. The consumer indirect loan portfolio, primarily automobile loans, declined from the prior year balance, but more recently has stabilized as compared to year end 2009 balances with brisk lending activity experienced during the first quarter of 2010.

Total shareholders’ equity rose $13.3 million, or 10.0% above the March 31, 2009 balances to a record level of $145.8 million at quarter-end.  Our capital ratios remain strong, with a Tier 1 leverage ratio of 8.64% and our total risk-based capital ratio at 15.55%. The capital ratios of the Company and each subsidiary bank significantly exceeded the “well capitalized” regulatory standard.

Although there are some indicators pointing to an improvement in the national economy, the number of failed financial institutions continues to grow. We believe that our strong capital position, traditionally high loan quality and fundamentally sound management approach to providing financial services to our customers have positioned us well to continue to serve our customers. Our commercial, residential real estate and indirect consumer loan portfolios have not experienced significant deterioration during 2009 and in 2010 to date, even though the communities we serve, similar to other areas in the U.S., have been negatively impacted by the economic recession. However, if the weak economic condition persists or worsens, we may be unfavorably impacted in the future.

Our nonperforming loans were $3.6 million at March 31, 2010, which represented .32% of period-end loans, down 3 basis points from the .35% ratio at March 31, 2009.  Nonperforming assets were $3.7 million at March 31, 2010, representing .20% of period-end assets, down 7 basis points from the .27% ratio at March 31, 2009.  Net loan losses for the first quarter of 2010, expressed as an annualized percentage of average loans outstanding, were .08%, very low by industry averages, and were down from .12% of average loans for the 2009 period.  The Company’s allowance for loan losses amounted to $14.2 million at March 31, 2010, which represented 1.27% of loans outstanding, an increase of 5 basis points from our ratio a year ago.

Income from fiduciary activities also rose in the first quarter of 2010, increasing $154 thousand, or 12.3%, over the income from the 2009 quarter, primarily as a result of a recovery in the capital markets. Assets under trust administration and investment management at March 31, 2010 rose to $908.1 million, an increase of 28.4% from the prior year balance of $707.3 million. Included in assets under trust administration and investment management are our proprietary mutual funds, the North Country Funds, advised exclusively by our subsidiary, North Country Investment Advisers, Inc., with total assets of $214.8 million at March 31, 2010, an increase of 18.9% from the balance a year ago.

Mr. Hoy added “We are also pleased to report that on April 1, 2010 we closed on the acquisition of Loomis & LaPann, Inc., an insurance agency specializing in property and casualty insurance and operating in the Greater Glens Falls area of New York State. We are very pleased to have the professionals of Loomis & LaPann join the Company and the Glens Falls National Bank team. This transaction affiliates two companies which are rich in the history of Glens Falls”.

In recent periods, many of our operating ratios have compared very favorably to our peer group, consisting of all U.S. bank holding companies having $1.0 to $3.0 billion in assets as identified in the Federal Reserve Bank’s “Bank Holding Company Performance Report” (FRB Report). The most current peer data available in the FRB Report is for December 31, 2009 in which our return on average equity (ROE) was 16.16%, as compared to a loss of 4.42% for our peer group.  Our ratio of nonperforming loans to total loans was .42% as of December 31, 2009, compared to 3.46% for our peer group, while our net loan losses of .09% for 2009 were well below the peer result of 1.32%.  At December 31, 2009, we also maintained a higher total risk-based capital ratio than the average for our peer group.

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, NY serving the financial needs of northeastern New York.  The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc., Loomis & LaPann, Inc., a property and casualty insurance agency and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission (the “SEC”). The Company believes that these non-GAAP financial measures provide information that is useful to the users of its financial information regarding the Company’s financial condition and results of operations. Additionally, the Company uses these non-GAAP measures to evaluate its past performance and prospects for future performance.  The Company believes that this non-GAAP financial information is helpful in understanding the results of operations separate and apart from items that may, or could, have a disproportional positive or negative impact in any particular period.

While the Company believes that these non-GAAP financial measures are useful in evaluating Company performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with U.S. GAAP.  Further, these non-GAAP financial measures may differ from similar measures presented by other companies.

The information contained in this News Release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future.  These statements may be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk.  In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication.  The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events.  This News Release should be read in conjunction with the company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands, except per share amounts)
Unaudited
	Three Months
	Ended March 31,
	2010	2009
Income Statement
Interest and Dividend Income	$21,651	$21,523
Interest Expense	5,940	6,792
Net Interest Income	15,711	14,731
Provision for Loan Losses	375	502
Net Interest Income After Provision for Loan Losses	15,336	14,229

Income From Fiduciary Activities	1,406	1,252
Fees for Other Services to Customers	1,856	2,026
Insurance Commissions	621	528
Net Gain on Sales of Loans	21	77
Net Gain on Securities Transactions	---	277
Net Gain on Sale of Merchant Bank Card Processing	---	2,700
Other Operating Income	114	107
Total Noninterest Income	4,018	6,967

Salaries and Employee Benefits	6,602	6,578
Occupancy Expenses of Premises, Net	878	960
Furniture and Equipment Expense	899	850
FDIC and FICO Assessments	494	428
Amortization of Intangible Assets	73	89
Other Operating Expense	2,594	2,468
Total Noninterest Expense	11,540	11,373

Income Before Taxes	7,814	9,823
Provision for Income Taxes	2,399	3,141
Net Income	$ 5,415	$ 6,682

Share and Per Share Data
Period End Shares Outstanding	10,948	10,901
Basic Average Shares Outstanding	10,932	10,892
Diluted Average Shares Outstanding	10,971	10,922

Basic Earnings Per Share	$ 0.50	$ 0.61
Diluted Earnings Per Share	0.49	0.61

Cash Dividends	0.25	0.24

Book Value	13.32	12.52
Tangible Book Value [1]	11.80	10.97

Key Earnings Ratios
Return on Average Assets	1.19%	1.61%
Return on Average Equity	15.25	21.09
Return on Tangible Equity [1]	17.25	24.18
Net Interest Margin [2]	3.81	3.90

[1]Tangible Book Value and Tangible Equity excludes intangible assets from total equity.
[2]Net Interest Margin includes a tax equivalent upward adjustment of $861, or 20 basis points, in the 2010 period and $ 739, or 19 basis points, in the 2009 period.

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands)
Unaudited

	March 31, 2010		March 31, 2009
		First		First
	Period	Quarter	Period	Quarter
	End	Average	End	Average
Balance Sheet
Cash and Due From Banks	$ 28,509	$ 28,579	$ 24,674	$ 28,432
Interest-Bearing Bank Balances	61,253	61,831	75,911	55,777
Securities Available-for-Sale	426,251	410,971	323,494	304,151
Securities Held-to-Maturity	168,574	169,149	141,243	136,232
Other Investments	8,939	8,935	9,676	9,676

Loans	1,121,147	1,111,604	1,098,842	1,104,171
Allowance for Loan Losses	(14,183)	(14,091)	(13,450)	(13,313)
Net Loans	1,106,964	1,097,513	1,085,392	1,090,858

Premises and Equipment, Net	18,469	18,231	17,584	17,442
Goodwill and Intangible Assets, Net	16,630	16,678	16,450	16,433
Other Assets	25,706	32,286	18,240	22,095
Total Assets	$1,861,295	$1,844,173	$1,712,664	$1,681,096

Noninterest-Bearing Deposits	$ 197,331	$ 191,950	$ 182,530	$ 180,966
NOW Accounts	533,435	526,137	445,375	424,154
Savings Deposits	350,022	343,078	301,583	289,481
Time Deposits of $100,000 or More	142,330	146,874	145,845	152,744
Other Time Deposits	246,577	245,332	248,436	246,777
Total Deposits	1,469,695	1,453,371	1,323,769	1,294,122

Securities Sold Under Agreements to Repurchase	62,908	60,632	52,888	52,187
Short-Term Borrowings	1,602	1,479	2,017	1,070
Federal Home Loan Bank Advances	140,000	140,000	160,000	160,000
Other Long-Term Debt	20,000	20,000	20,000	20,000
Other Liabilities	21,286	24,690	21,451	25,210
Total Liabilities	1,715,491	1,700,172	1,580,125	1,552,589

Common Stock	15,170	15,170	14,729	14,729
Surplus	178,798	178,367	163,886	163,487
Undivided Profits	26,785	25,426	29,496	27,484
Unallocated ESOP Shares	(1,976)	(1,976)	(2,304)	(2,304)
Accumulated Other Comprehensive Loss	(5,082)	(5,170)	(7,451)	(9,255)
Treasury Stock	(67,891)	(67,816)	(65,817)	(65,634)
Total Shareholders’ Equity	145,804	144,001	132,539	128,507
Total Liabilities and Shareholders’ Equity	$1,861,295	$1,844,173	$1,712,664	$1,681,096

Assets Under Trust Administration and Investment Management	$908,066		$707,310

Capital Ratios
Tier 1 Leverage Ratio	8.64%		8.79%
Tier 1 Risk-Based Capital Ratio	14.30		13.59
Total Risk-Based Capital Ratio	15.55		14.84

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands)
Unaudited
		March 31,
		2010	2009
First Quarter Ended March 31, 2010

Loan Portfolio
Commercial, Financial and Agricultural		$ 89,749	$ 86,357
Real Estate – Commercial		202,214	203,315
Real Estate – Residential		498,924	459,926
Indirect and Other Consumer Loans		330,260	349,244
Total Loans		$1,121,147	$1,098,842

Allowance for Loan Losses, First Quarter
Allowance for Loan Losses, Beginning of Quarter		$14,014	$13,272

Loans Charged-off, Quarter-to-Date		(285)	(421)
Recoveries of Loans Previously Charged-off, Quarter-to-Date		79	97
Net Loans Charged-off, Quarter-to-Date		(206)	(324)

Provision for Loan Losses, Quarter-to-Date		375	502
Allowance for Loan Losses, End of Quarter		$14,183	$13,450

Nonperforming Assets
Nonaccrual Loans		$3,342	$3,401
Loans Past Due 90 or More Days and Accruing		263	413
Total Nonperforming Loans		3,605	3,814
Repossessed Assets		63	55
Nonaccrual Investments		---	400
Other Real Estate Owned		53	310
Total Nonperforming Assets		$3,721	$4,579

Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, First Quarter Annualized		0.08%	0.12%
Provision for Loan Losses to Average Loans, First Quarter Annualized		0.14	0.18
Allowance for Loan Losses to Period-End Loans		1.27	1.22
Allowance for Loan Losses to Period-End Nonperforming Loans		393.43	352.65
Nonperforming Loans to Period-End Loans		0.32	0.35
Nonperforming Assets to Period-End Assets		0.20	0.27

Reconciliation of Non-GAAP Financial Disclosures, as required by Regulation G:
	Net Income (in thousands)	Diluted Per Share Amount	Return on Average Equity
Net Income and Related Ratios for the Three Months Ended March 31, 2009	$6,682	$.61	21.09%
Adjustment: Net Gain on the Sale of our Merchant Bank Card Processing to TransFirst LLC During the First Quarter 2009 ($2,700 pre-tax)	1,630.15		5.15%
Adjusted Net Income and Related Ratios for More Meaningful Comparison, for the Three Months Ended March 31, 2009	$5,052	$.46	15.94%

Net Income and Related Ratios for the Three Months Ended March 31, 2010	$5,415	$.49	15.25%
Adjustment: None	n/a	n/a	n/a
Adjusted Net Income and Related Ratios for More Meaningful Comparison, for the Three Months Ended March 31, 2010	$5,415	$.49	15.25%